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                                                                      Exhibit 12
                              HECLA MINING COMPANY

                     FIXED CHARGE COVERAGE RATIO CALCULATION

        For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the three months ended December 31, 1994 and 1995
                          (In thousands, except ratios)

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
                                                                                                   4th Qtr     4th Qtr
                                           1991       1992       1993        1994        1995        1994        1995
                                         --------   --------   --------    --------   ---------    --------    -------
Net loss before income taxes and
  cumulative effect of
  changes in accounting principles       $(18,077)  $(55,518)  $(18,720)   $(24,248)   $(101,410)   $(20,666)   $ 1,284

Add:  Fixed Charges                         7,136      7,036      9,385      10,857       10,551       2,193      2,862
Less:  Capitalized Interest                  (145)    (2,070)    (3,533)     (1,751)      (1,516)        - -       (666)
                                         --------   --------   --------    --------    ---------    --------    -------

Net income (loss) before
  income taxes and cumulative
  effect of changes in accounting
  principles and fixed charges           $(11,086)  $(50,552)  $(12,868)   $(15,142)   $ (92,375)   $(18,473)   $ 3,480
                                         ========   ========   ========    ========    =========    ========    =======

Fixed charges:
  Preferred stock dividends                   - -        - -   $  4,070    $  8,050    $   8,050    $  2,013    $ 2,012
  Interest portion of rentals                 - -        - -        - -         166          541          97        126
  Interest expense                       $  6,985   $  6,905      5,224       2,606        1,960          83        724
  Amortization of LYONs                       151        131         91          35          - -         - -        - -
                                         --------   --------   --------    --------    ---------    --------    -------

Total fixed charges                      $  7,136   $  7,036   $  9,385    $ 10,857    $  10,551    $  2,193    $ 2,862
                                         ========   ========   ========    ========    =========    ========    =======

Fixed Charge Ratio                             (a)        (a)        (a)         (a)          (a)         (a)      1.22

Inadequate coverage                      $ 18,222   $ 57,588   $ 22,253    $ 25,999    $ 102,926    $ 20,666    $   - -
                                         ========   ========   ========    ========    =========    ========    =======

Write-downs and other noncash charges:
  DD&A(b) (mining activity)              $ 21,161   $ 13,774   $ 13,526    $ 14,233    $  23,462    $  3,740    $ 4,882
  DD&A(b) (corporate)                         737        851        669         524          367          81        102
  Provision for closed
    operations                              3,764     13,608      2,327      11,353        4,615      10,280        319
  Reduction in carrying value of
    mining properties                          41     30,791      2,561       7,864       97,387       7,864        - -
                                         --------   --------   --------    --------    ---------    --------    -------

                                         $ 25,703   $ 59,024   $ 19,083    $ 33,974    $ 125,831    $ 21,965    $ 5,303
                                         ========   ========   ========    ========    =========    ========    =======


(a) Earnings for period inadequate to cover fixed charges.

(b) "DD&A" is an abbreviation for "depreciation, depletion and amoritization."
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